Exhibit 10.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	EAGLE FOOD CENTERS

P.O. Box 6700, Rock Island, Illinois 61204-6700
Executive Offices & Distribution Center
Route 67 & Knoxville Road, Milan, Illinois 61264
Telephone: 309-787-7700/Fax: 309-787-7895

	FROM:	Randall D. McMurray

	TITLE:	Vice President-Controller and Acting Chief Financial Officer

	DATE:	March 7, 2003

Eagle Receives Waiver Extension

Milan, Il. - March 7, 2003 - Eagle Food Centers Inc., (NASDAQ: EGLE) announced today that it has received an extension on the Limited Waiver Agreement with Congress Financial Corporation (Central).  The waiver agreement calls for Congress Financial Corporation to waive any default rights under the adjusted net worth covenant in the Second Amended and Restated Loan Agreement until April 5, 2003.

“We are very pleased with the confidence that Congress Financial Corporation has exhibited by granting us an additional waiver extension.  We believe that this extension will allow us to continue to explore all options available to the Company,” said Robert Kelly, Chairman and CEO.

The Company also announced that its current Collective Bargaining Agreement with UFCW Locals 881 and 1546 has been extended to August 1, 2003. The Union agreement originally expired on November 16, 2002 and has been extended by three prior agreements.  “The extension to our Collective Bargaining Agreement ensures that our employees will continue to provide our customers with the same high standards of service they have come to expect from Eagle Food Center stores.” Mr. Kelly added.

Eagle Food Centers, Inc. is a leading regional supermarket chain headquartered in Milan, Illinois, operating 61 stores in northern and central Illinois and eastern Iowa under the trade names of Eagle Country Market, Foodco and BOGO’S Food and Deals.

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This press release includes statements that constitute “forward-looking” statements.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, the effect of economic conditions, the impact of competitive stores and pricing, availability and costs of inventory, employee costs and availability, the rate of technology change, the cost and uncertain outcomes of pending and unforeseen litigation, the availability and cost of capital including the continued availability of capital under the Revolver, supply constraints or difficulties, the effect of the Company’s accounting policies, the effect of regulatory and legal developments and other risks detailed in the Company’s Securities and Exchange Commission filings or in materials incorporated therein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this press release.